Exhibit 10.1

FIRST AMENDMENT TO THE SETTLEMENT AGREEMENT AND ORDER ON CONSENT FOR RESPONSE ACTION BY BUNKER HILL MINING CORP.

This FIRST AMENDMENT TO THE SETTLEMENT AGREEMENT AND ORDER ON CONSENT FOR RESPONSE ACTION BY BUNKER HILL MINING CORP. (this “First Amendment”) is made and entered into as of the last signature date set forth below (“First Amendment Effective Date”), by and between Bunker Hill Mining Corp. (“BHMC”) and the United States. The term “BHMC” shall include “Purchaser” as defined in the Settlement Agreement and Order on Consent for Response Action by Bunker Hill Mining Corp., effective May 15, 2018 (the “Settlement Agreement”).

WHEREAS, BHMC and the United States entered into that certain Settlement Agreement;

WHEREAS, BHMC, specifically subsidiary Silver Valley Metals Corporation, seeks to exercise its option to purchase the Mine, and as part of that transaction, BHMC has requested a modification of the payment schedule in exchange for securing financial assurance in the amount of its outstanding payment obligation;

WHEREAS, the State of Idaho Department of Environmental Quality (“IDEQ”), as operator of the water treatment plant (the “Central Treatment Plant” or “CTP”) is added as a signatory to this First Amendment for the sole purpose of Paragraphs 3 and 4 below of this First Amendment regarding billing and collecting from BHMC for ongoing water treatment costs related to the Mine;

WHEREAS, pursuant to Section XXIII (Modification) of the Settlement Agreement, BHMC and the United States desire to amend the Settlement Agreement; and

NOW THEREFORE, in consideration of the foregoing, BHMC and the United States hereby amend the Settlement Agreement as follows:

1.	The obligations of the parties set out in this First Amendment are conditioned upon BHMC securing financial assurance pursuant to Section XXXI (Financial Assurance) of this First Amendment. If BHMC does not secure the final financial assurance pursuant to Paragraph 86 within 180 days of the First Amendment Effective Date, this First Amendment is void and of no effect and the Settlement Agreement shall remain unaltered; however EPA may access the interim financial assurance pursuant to Paragraph 85 even if this First Amendment is void for BHMC’s failure to secure final financial assurance pursuant to Paragraph 86.

2.	For so long as this First Amendment shall be effective, Paragraph 38 of the Settlement Agreement is hereby deleted in its entirety and replaced with the following:

“38. BHMC is exercising its option to purchase the Mine. As the owner and operator of the Mine, BHMC shall pay to EPA, as a portion of the purchase price, and in satisfaction of EPA’s claim for cost recovery against Placer Mining Company ‘PMC’ as set forth in the Complaint filed by the United States on March 17, 2004 in the United States District Court for the District of Idaho (2:04-cv-00126), $19,000,000, plus Interest, in accordance with the following payment schedule:

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Date	Amount
Within 30 days of the First Amendment Effective Date	$2,000,000
November 1, 2024	$3,000,000
November 1, 2025	$3,000,000
November 1, 2026	$3,000,000
November 1, 2027	$3,000,000
November 1, 2028	$3,000,000
November 1, 2029	$2,000,000 plus accrued interest

BHMC shall have no obligation to make the payments under the payment schedule above until 30 days after the First Amendment Effective Date. If BHMC fails to make any payment within 30 days of the date due as shown in the table above, EPA may collect upon the financial assurance for the aggregate amount of delinquent payments pursuant to the payment schedule plus interest that has accrued to date on the unpaid balance or that accrues on the unpaid balance going forward.”

3.	Paragraph 39 of the Settlement Agreement is hereby deleted in its entirety and replaced with the following:

“39. Within 90 days of the First Amendment Effective Date, BHMC shall pay EPA $2,963,111.38 in payment of the outstanding water treatment costs at the CTP through December 31, 2020 billed in invoice numbers 2702029S0040 and 2702129S0055, with outstanding balances in the amounts of $564,790.00 and $2,398,321.38, respectively. Beginning on the first day of the month following the First Amendment Effective Date, BHMC shall additionally make monthly payments in the amount of $140,000 to the IDEQ, unless otherwise directed by EPA, for the estimated costs at the CTP associated with the treatment of water from the Mine. One year after the First Amendment Effective Date, BHMC shall make monthly payments in the amount of $200,000 to IDEQ, unless otherwise directed by EPA, for the estimated costs at the CTP associated with the treatment of water from the Mine. Two years after the First Amendment Effective Date, BHMC shall make monthly payments of the estimated mean average costs over the previous two years associated with the treatment of water from the Mine to IDEQ, unless otherwise directed by EPA. EPA and IDEQ will determine actual costs incurred and attributable to the Mine based on the following: (1) water treatment costs for lime and flocculants will be determined based on the Mine water’s relative proportion of lime demand per month; (2) all other water treatment costs, including on-call maintenance and emergency responses (OMERs) except those that meet the criteria of number (3) will be determined based on the Mine’s relative percentage of hydraulic load per month; and (3) OMERs attributable to changes in the Mine’s water chemistry and/or hydraulic load will be 100% billed to BHMC. IDEQ will send written notification to BHMC with a copy to EPA annually to reconcile water treatment costs paid with actual costs incurred, along with a bill for any owed costs, as appropriate. Within 30 days of receipt of the annual notification and bill, BHMC may request to meet with EPA and IDEQ to discuss the amounts billed. If BHMC disagrees with any amount billed, BHMC may utilize dispute resolution pursuant to Section XIV of the Settlement Agreement. Payment of any undisputed owed costs as indicated in such notification and bill shall be paid 60 days after the date of such bill. BHMC shall continue to make all of the foregoing water treatment payments for so long as EPA and/or IDEQ are treating water from the Mine.”

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4.	Paragraph 40 of the Settlement Agreement is amended to add:

“BHMC shall make payment to IDEQ either by bank wire transfer or by check. To pay by bank wire transfer, contact the IDEQ Financial Office at 208-373-0502.

Checks shall be made payable to ‘Idaho Department of Environmental Quality’ and include ‘Bunker Hill Mining Corp Water Treatment Costs.’ Mail checks to:
Idaho Department of Environmental Quality
Attn: Financial Office - Waste Management and Remediation Division
1410 N. Hilton St.
Boise, ID 83706”

5.	Paragraph 60 of the Settlement Agreement is hereby deleted in its entirety and replaced with the following:

“Except as provided in Section XVII (Reservation of Rights by the United States) and in consideration of the actions that will be performed in Section IX and the payments that will be made by BHMC, pursuant to Paragraph 39, under the terms of this Settlement Agreement, the United States covenants not to sue or to take administrative action against BHMC pursuant to Sections 106 and 107(a) of CERCLA, 42 U.S.C. §§ 9606 and 9607(a), for Existing Contamination, Work, and payments made pursuant to Paragraphs 38 and 39. This covenant not to sue shall take effect upon the Effective Date and is conditioned upon the complete and satisfactory performance by BHMC of all obligations under this Settlement Agreement coming due during BHMC’s leasehold, ownership, and/or occupancy of the Mine, including, but not limited to, performance of the Work required by this Settlement Agreement and the payments required pursuant to Paragraphs 38 and 39. This covenant not to sue extends only to BHMC and does not extend to any other person. In no event shall BHMC’s liability for Existing Contamination exceed the amount owned by BHMC pursuant to Paragraphs 38 and 39.”

6.	The last sentence of Paragraph 68 of Settlement Agreement is deleted in its entirety and replaced with the following:

“The ‘matters addressed’ in this Settlement Agreement are the Work to be Performed and payments made pursuant to Paragraphs 38 and 39.”

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7.	Paragraph 72 of the Settlement Agreement is hereby deleted in its entirety and replaced with the following:

“72. Within 60 days of BHMC securing final financial assurance pursuant to Paragraph 86, the United States shall release its lien dated July 17, 2008 and attached hereto as Appendix A of the First Amendment.”

8.	A new Section XXXI is added to the Settlement Agreement as follows:

“XXXI. FINANCIAL ASSURANCE

85. Interim Financial Assurance. Within 90 days of the First Amendment Effective Date, BHMC shall secure interim financial assurance in the amount of $9,000,000.00 in the form of an irrevocable letter of credit, acceptable to and payable to or at the direction of EPA, that is issued by an entity that has the authority to issue letters of credit and whose letter-of-credit operations are regulated and examined by a federal or state agency. EPA may draw down this interim financial assurance in its entirety if BHMC has not secured the final financial assurance pursuant to Paragraph 86 after the expiration of 180 days from the First Amendment Effective Date. BHMC may cancel its interim financial assurance after BHMC secures final financial assurance pursuant to Paragraph 86. If BHMC secures final financial assurance pursuant to Paragraph 86 within 90 days of the First Amendment Effective Date, BHMC shall not be required to obtain interim financial assurance under this Paragraph.

86. Final Financial Assurance. Within 180 days of the First Amendment Effective Date, BHMC shall secure final financial assurance, initially totaling a value of $17,000,000.00 plus Interest, for the benefit of EPA. The final financial assurance must be one or more of the mechanisms listed below and satisfactory to EPA:

a. One or more surety bonds guaranteeing payment that is issued by a surety company among those listed as acceptable sureties on federal bonds as set forth in Circular 570 of the U.S. Department of the Treasury;

b. A policy of insurance that provides EPA with acceptable rights as a beneficiary thereof and that is issued by an insurance carrier that has the authority to issue insurance policies in the applicable jurisdiction(s) and whose insurance operations are regulated and examined by a federal or state agency;

c. An irrevocable letter of credit, payable to or at the direction of EPA, that is issued by an entity that has the authority to issue letters of credit and whose letter-of-credit operations are regulated and examined by a federal or state agency; and/or

d. A trust fund established for the benefit of EPA that is administered by a trustee that has the authority to act as a trustee and whose trust operations are regulated and examined by a federal or state agency.

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87. EPA has reviewed and approved as to form the draft payment bonds attached as Appendix B to the First Amendment.

88. BHMC shall diligently monitor the adequacy of the financial assurance. If BHMC becomes aware of any information indicating that the financial assurance provided under this Section is inadequate, BHMC shall notify EPA of such information within 7 days. If EPA determines that the financial assurance provided under this Section is inadequate, EPA will notify BHMC of such determination. BHMC shall, within 30 days after notifying EPA or receiving notice from EPA under this Paragraph, secure and submit to EPA for approval a proposal for a revised or alternative financial assurance mechanism. EPA may extend this deadline for such time as is reasonably necessary for BHMC, in the exercise of due diligence, to secure and submit to EPA a proposal for a revised or alternative financial assurance mechanism. BHMC shall follow the procedures of Paragraph 90 (Modification of Amount, Form, or Terms of Financial Assurance) in seeking approval of, and submitting documentation for, the revised or alternative financial assurance mechanism. BHMC’s inability to secure financial assurance in accordance with this Section does not excuse performance of any other obligation under the Settlement Agreement.

89. Access to Final Financial Assurance

a. If BHMC fails to make a payment under Paragraph 38 and cure its default pursuant to Paragraph 43(e), EPA may access the financial assurance for the aggregate amount of the delinquent payment(s).

b. If EPA is notified by the issuer of a financial assurance mechanism that it intends to cancel the mechanism, and BHMC fails to provide an alternative final financial assurance mechanism in accordance with this Section at least 30 days prior to the cancellation date, the funds guaranteed under such mechanism must be paid prior to cancellation.

c. EPA may deposit the payment into the EPA Hazardous Substance Superfund or into the Bunker Hill Mining and Metallurgical Complex Special Account within the EPA Hazardous Substance Superfund to be retained and used to conduct or finance response actions at or in connection with the Site, or to be transferred by EPA to the EPA Hazardous Substance Superfund.

90. Modification of Amount, Form, or Terms of Final Financial Assurance. The amount of required final financial assurance required under Paragraph 86 shall automatically reduce as BHMC makes payments under Paragraph 38 to reflect the remaining obligation after each subsequent payment. BHMC may request a modification to the final financial assurance mechanism. EPA shall notify BHMC of its approval or disapproval of BHMC’s requested modified financial assurance mechanism. BHMC may only make changes in accordance with EPA’s approval. Any disagreement regarding a modification to the financial assurance shall be resolved in accordance with Section XIV (Dispute Resolution) of the Settlement Agreement. Within 30 days after receipt of EPA’s approval of, or the agreement or decision resolving a dispute relating to, the requested modifications pursuant to this Paragraph, BHMC shall submit to EPA documentation of the revised or alternative financial assurance mechanism.

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91. Release, Cancellation, or Discontinuation of Final Financial Assurance. BHMC may release, cancel, or discontinue the final financial assurance provided under this Section upon full payment of the sums due under Paragraph 38 or as otherwise approved by EPA. Any dispute regarding the release, cancellation or discontinuance of the final financial assurance shall be resolved in accordance with Section XIV (Dispute Resolution).”

9.	Unless otherwise provided herein, terms used in this First Amendment that are defined in the Settlement Agreement shall have the meaning assigned to them in the Settlement Agreement.

10.	No other terms or conditions of the Settlement Agreement not hereby otherwise modified or amended shall be negated or changed as a result of this First Amendment.

11.	This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on counterparts to this First Amendment may be obtained via email.

12.	Except as set forth in this First Amendment, the Settlement Agreement remains unchanged and in full force and effect.

13.	In the event of a conflict between this First Amendment and the Agreement, this First Amendment controls.

IN WITNESS WHEREOF, BHMC and the United States enter into this First Amendment to the Agreement. Each person signing this First Amendment represents and warrants that he or she has been duly authorized to enter into this First Amendment by the party on whose behalf it is indicated that the person is signing.

IT IS SO AGREED:
BUNKER HILL MINING CORP.
BY:

/s/ Sam Ash	December 13, 2021
(Name) Sam Ash	Date
CEO

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IT IS SO AGREED:
UNITED STATES DEPARTMENT OF JUSTICE
BY:

/s/ Frederick S. Phillips	12-19-2021
Frederick S. Phillips, Senior Attorney	Date
Environmental Enforcement Section
Environment and Natural Resources Division
U.S. Department of Justice
P.O. Box 7611
Washington, D.C. 20044
202.305.0439

IT IS SO AGREED:
UNITED STATES ENVIRONMENTAL PROTECTION AGENCY
BY:

/s/ Calvin Terada	12/13/2021
Calvin Terada	Date
Director, Superfund and Emergency Management Division
EPA Region 10

IT IS SO AGREED:
IDAHO DEPARTMENT OF ENVIRONMENTAL QUALITY
BY:

/s/ Jess Byrne	12/13/2021
Jess Byrne	Date
Director
IDAHO DEPARTMENT OF ENVIRONMENTAL QUALITY

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